UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 27, 2014

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

1001 Bishop Street, Suite 2900, Honolulu, Hawaii  96813 - Hawaiian Electric Industries, Inc. (HEI)
900 Richards Street, Honolulu, Hawaii  96813 - Hawaiian Electric Company, Inc. (Hawaiian Electric)
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - HEI
(808) 543-7771 - Hawaiian Electric

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 27, 2014, Chevron Products Company, a division of Chevron U.S.A. Inc. (Chevron), and Hawaiian Electric Company, Inc. (Hawaiian Electric) entered into a first amendment (Amendment) to the Low Sulfur Fuel Oil Supply (LSFO) Contract, which terminates on December 31, 2016 and may automatically renew for annual terms thereafter unless earlier terminated by either party. The Amendment reduces the price of fuel above certain volumes, allows for increases in the volume of fuel, and modifies the specification of certain petroleum products supplied under the contract. In addition, Chevron agreed to supply a blend of LSFO and ultra-low sulfur diesel as soon as January 2016 (for supply through the end of the contract term, December 31, 2016) to help Hawaiian Electric meet more stringent federal Environmental Protection Agency air emission requirements known as Mercury and Air Toxics Standards.
The Amendment is subject to approval of the Public Utilities Commission of the State of Hawaii, and can be terminated if approval is not received by April 15, 2015.
On August 27, 2014, Chevron and Hawaiian Electric, Maui Electric Company, Limited and Hawaii Electric Light Company, Inc. entered into a third amendment to the Inter-Island Industrial Fuel Oil and Diesel Fuel Supply Contract, which amendment extended the term of the contract through December 31, 2016 and may automatically renew for annual term thereafter unless earlier terminated by either party.

Item 1.02 Termination of a Material Definitive Agreement
On August 28, 2014, Hawaiian Electric provided notice to Hawaiian Independent Energy LLC (HIE) that it will not renew the LSFO contract that was assigned to HIE from Tesoro Hawaii Corporation. The term of the contract is through December 31, 2014, and renews automatically unless terminated by either party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)
/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President and	Senior Vice President and
Chief Financial Officer	Chief Financial Officer

Date: September 3, 2014	Date: September 3, 2014